Exhibit 10.53

LOAN AND SECURITY AGREEMENT

Borrower Name:	VERSANT CORPORATION	Date	April 18, 2002
Borrow Address:	6539 Dumbarton Circle, Fremont, CA 94555

THIS LOAN AND SECURITY AGREEMENT is entered into on the above date between Pacific Business Funding, a division of Cupertino National Bank (“Lender”), whose address is 20195 Stevens Creek Blvd., Cupertino, California 95014 and the borrower (s) named above (jointly and severally, the “Borrower”), whose chief executive office is located at the above address (“Borrower’s Address”).   Schedules 1, 2 and 3 to this Agreement (the “Schedules”) shall for all purposes be deemed to be a part of this Agreement and are incorporated herein.  (Definitions of certain terms used in this Agreement are set forth in Section 8 below.)

1.             LOANS

1.1          Loans.  During the term of this Agreement, and subject to the covenants, terms and conditions contained herein, Lender will make loans to Borrower (the “Loans”), in amounts determined by Lender in its sole discretion, up to the amounts (the “Credit Limit”) shown on Schedule 1; provided, no Default or Event of Default has occurred and is continuing. Lender is hereby authorized to extend Loans and make advances of credit provided for in this Agreement based upon telephonic or other instructions received from anyone purporting to be an authorized representative of Borrower or, at the discretion of Lender, if said Loans and/or advances of credit are necessary to satisfy any Obligations.  Lender shall have no duty to make inquiry or verify the authority of any such party and Borrower shall hold Lender harmless from any damages, claims, or liability by reason of Lender’s honor, or failure to honor, any such instructions.

1.2          Interest.  All loans and all other monetary Obligations shall bear interest at the rate shown on Schedule 1, except where expressly set forth to the contrary in this Agreement. Interest shall be payable by Borrower to Lender in arrears every Wednesday, and on the Maturity Date, and shall be calculated on the daily outstanding Obligations. Interest may, in Lender’s discretion, be charged to Borrower’s loan account, and the same shall thereafter bear interest at the same rate as the other Loans. Borrower hereby authorizes Lender to charge, and Lender may, in its discretion, but without obligation, charge interest to Borrower’s Deposit Accounts maintained with Lender. Regardless of the amount of Obligations that may be outstanding from time to time, Borrower shall pay Lender minimum monthly interest during the term of this Agreement in the amount set forth on Schedule 1 (the “Minimum Monthly Interest”).

1.3          Overadvances.  If at any time or for any reason the total of all outstanding Loans and all other Obligations exceeds the Credit Limit (an “Overadvance”), Borrower shall immediately pay the amount of the excess to Lender, without notice or demand. Borrower shall not have any right to obtain Overadvances under this Agreement nor shall Lender have any obligation or duty to fund or provide Overadvances hereunder. Without limiting Borrower’s obligation to repay to Lender on demand the amount of any Overadvance, Borrower agrees to pay Lender interest on the outstanding amount of any Overadvance, on demand, at a rate equal to the interest rate that would otherwise be applicable to the obligations, plus an additional 2% per annum.

1.4          Fees.  Borrower shall pay Lender the fee(s) shown on Schedule 1, which are in addition to all interest and other sums payable to Lender and are not refundable and constitute(s) the consideration payable to Lender for entering into this Agreement.

1.5          Letters of Credit.  At the request of Borrower, Lender may in its sole discretion, issue or arrange for the issuance of letters of credit for the account of Borrower, in each case in form and substance satisfactory to Lender in its sole discretion (collectively, “Letters of Credit”). The aggregate face amount of all outstanding Letters of Credit from time to time shall not exceed the amount shown on Schedule 1 (the “Letter of Credit Sublimit”), and the Letter of Credit Obligations shall reduce the amount of Loans which would otherwise be available hereunder. Borrower shall pay all bank charges (including charges of Lender) for the issuance of Letters of Credit, together with such additional fee as Lender’s letter of credit department shall charge in connection with the issuance of the Letters of Credit. All Letter of Credit Obligations including advances made, all Letters of Credit issued, and all other financial accommodations extended by Lender to or for the account or benefit of Borrower shall be added to and deemed part of the Obligations when made, issued, created and/or extended.  Any payment by Lender under or in connection with a Letter of Credit shall constitute a Loan hereunder on the date such payment is made. Each Letter of Credit shall have an expiry date no later than thirty days prior to the Maturity Date. Borrower hereby agrees to indemnify, save, and hold Lender harmless from any loss, cost, expense, or liability, including payments made by Lender, expenses, and reasonable attorneys’ fees incurred by Lender arising out of or in connection with any Letters of Credit. Borrower agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Lender and opened for Borrower’s account or by Lender’s interpretations of the issuer of any Letters of Credit issued by Lender for Borrower’s account, and Borrower understands and agrees that Lender shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.  Borrower understands that Letters of Credit may require Lender to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify and hold Lender harmless with respect to any loss, cost expense, or liability incurred by Lender under any Letter of Credit as a result of Lender’s indemnification of any such issuing bank. The provisions of this Loan Agreement, as it pertains to Letters of Credit, and any other present or future documents or agreements between Borrower and Lender relating to Letters of Credit are cumulative.

2.             SECURITY INTEREST.

2.1             Security Interest.  To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to Lender a continuing lien upon and security interest in, and right of offset with respect to, all of Borrower’s right, title or interest in and to the following, whether now owned or hereafter acquired, and wherever located (collectively, the “Collateral”):

(a)           All Receivables;

(b)           All Equipment;

(c)           All Fixtures;

(d)           All General Intangibles;

(e)           All Inventory;

(f)            All Investment Property;

(g)           All Deposit Accounts;

(h)           All Cash;

(i)            All commercial tort claims described on Schedule 1;

(j)                                     All other goods and tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located; and

(k)                                  To the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

2.2          Other Agreements Regarding Collateral; Attorney In Fact.

(a)           Borrower hereby irrevocably authorizes the Lender at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether Borrower is an organization, the type of organization and any organization identification number issued to Borrower, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates.  Borrower agrees to furnish any such information to Lender promptly upon request.  Borrower also ratifies its authorization for Lender to have filed in any Uniform Commercial Code jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(b)           Borrower shall sign and deliver to Lender UCC financing statements, in form acceptable to Lender as to those jurisdictions that are not Uniform Commercial Code jurisdictions.

(c)           At the request of Lender, Borrower shall deliver to Lender the originals of all instruments, certificated securities, chattel paper and documents evidencing or related to Collateral.

(d)           At the request of Lender, Borrower shall obtain signed acknowledgments of Lender’s security interests from bailees having possession of Borrower’s goods that they hold for the benefit of Lender.

(e)           At the request of Lender, Borrower shall obtain authenticated control letters from each issuer of uncertificated securities, securities intermediary, or commodities intermediary issuing or holding any financial assets or commodities to or for Borrower.

(f)            Borrower shall take all steps necessary to grant the Lender control of all electronic chattel paper in accordance with the UCC and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.

(g)           Borrower shall execute and deliver, or cause to be executed and delivered, to Lender, concurrent with Borrower’s execution of this Agreement, and at any time or times hereafter at the request of Lender, landlord waivers, security agreements, chattel mortgages, assignments, deeds of trust, assignments of leases, endorsements of certificates of title, affidavits, reports, notices, schedules of Receivables, schedules of Inventory, and letters of authority and all other documents that Lender may reasonably request, in form satisfactory to Lender, to perfect and maintain perfected Lender’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement. Borrower hereby irrevocably makes, constitutes and appoints Lender (and any of Lender’s officers, employees or agents designated by Lender to act on Lender’s behalf) as Borrower’s true and lawful attorney with power to sign the name of Borrower on any of the above-described documents or on any other similar documents which need to be executed, recorded, and/or filed in order to perfect or continue perfected Lender’s security interest in the Collateral. The appointment of Lender as Borrower’s attorney, and each and every one of Lender’s rights and powers, being coupled with an interest, are irrevocable so long as any Obligations remain unpaid or unperformed.

To protect or perfect any security interest granted to Lender hereunder, Lender may, in its sole discretion, discharge any lien or encumbrance or bond the same, pay any insurance, fees or charges, maintain guards, warehousemen or any personnel to protect the Collateral, pay any services bureau or obtain any records, and all costs for the same shall be due and payable to Lender on demand or shall constitute a Loan under this Agreement and shall comprise one of the Obligations.

3.             REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BORROWER.

In order to induce Lender to enter into this Agreement and to make Loans, Borrower represents and warrants to Lender as follows, and Borrower covenants that the following representations will continue to be true, and that Borrower will at all times comply with all of the covenants, representations and warranties set forth in this Article 3. Each warranty, representation and agreement contained in this Agreement shall be automatically deemed repeated with each Loan and/or advance and shall be true, accurate and correct at each such time and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The warranties, representations and agreements set forth herein shall be cumulative and in addition to any and all other warranties, representations and agreements which Borrower shall give, or cause to be given, to Lender, either now or hereafter.

3.1          Corporate Existence and Authority.  Borrower, if a corporation, limited partnership, limited liability company or other business organization formed under the laws of any governmental agency having jurisdiction over Borrower, is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Borrower is the type of organization set forth on Schedule 1, and Borrower’s current state of incorporation or other formation is as set forth on Schedule 1.  Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would have a material adverse effect on Borrower. The execution, delivery and performance by Borrower of this Agreement and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally), (iii) do not violate Borrower’s articles or certificate of incorporation, Borrower’s partnership agreement, or Borrower’s by-laws, or Borrower’s operating agreement (as the case may be), or any law or any material agreement or instrument which is binding upon Borrower or its property, and (iv) do not constitute grounds for acceleration of any material indebtedness or obligation under any material agreement or instrument which is binding upon Borrower or its property.

3.2          Name; Trade Names and Styles.  The name of Borrower set forth in the heading to this Agreement is its correct name as it appears in official filings in the official filing in the state of its incorporation or other formation. Listed on Schedule 1 are all prior names of Borrower and all of Borrower’s present and prior trade names, and the organizational identification number issued by Borrower’s state of incorporation or organization or a statement that no such number has been issued. Borrower shall not change its name or do business under any other name without the prior written consent of Lender, which consent shall not be unreasonably withheld. Borrower has complied, and will in the future comply, with all laws relating to the conduct of business under a fictitious business name.

3.3          Place of Business; Location of Collateral.  The address set forth in the heading to this Agreement is Borrower’s chief executive office. In addition, Borrower has places of business and Collateral is located only at the locations set forth on Schedule 1.  Borrower will give Lender at least 30 days prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Collateral to a location other than Borrower’s Address or one of the locations set forth on Schedule 1.

3.4          No Reincorporation.  Borrower shall not reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the date hereof without the prior written consent of Lender, which consent shall not be unreasonably withheld.

3.5          Title to Collateral; Permitted Liens.  Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, and has and at all times will have good, marketable and indefeasible title to the Collateral.  The Collateral now is and will remain free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens.  The Collateral is and shall, at all times, remain of good and of merchantable quality, free from defects.  Lender now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens, and Borrower will at all times defend Lender and the Collateral against all claims of others. None of the Collateral now is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture. Borrower is not and will not become a lessee under any real property lease pursuant to which the lessor may obtain any rights in any of the Collateral and no such lease now prohibits, restrains, impairs or will prohibit, restrain or impair Borrower’s right to remove any Collateral from the leased premises.  Whenever any Collateral is located upon premises in which any third party has an interest (whether as owner, mortgagee, beneficiary under a deed of trust, lien or otherwise), Borrower shall, whenever requested by Lender, use its best efforts to cause such third party to execute and deliver to Lender, in form acceptable to Lender, such waivers and subordinations as Lender shall specify, so as to ensure that Lender’s rights in the Collateral are, and will continue to be, superior to the rights of any such third party. Borrower will keep in full force and effect, and will comply with all the terms of, any lease of real property where any of the Collateral now or in the future may be located.

3.6          Maintenance of Collateral.  Borrower will maintain the Collateral in good working condition, and Borrower will not use the Collateral for any unlawful purpose. Borrower will immediately advise Lender in writing of any material loss or damage to the Collateral.

3.7          Books and Records.  Borrower has maintained and will maintain at Borrower’s Address complete and accurate books and records, comprising an accounting system in accordance with generally accepted accounting principles.

3.8          Financial Condition, Statements and Reports.  All financial statements now or in the future delivered to Lender have been, and will be prepared in conformity with generally accepted accounting principles and now and in the future will completely and accurately reflect the financial condition of Borrower, at the times and for the periods therein stated. Between the last date covered by any such statement provided to Lender and the date hereof, there has been no material adverse change in the financial condition or business of Borrower. Borrower is now and will continue to be solvent.

3.9          Tax Returns and Payments; Pension Contributions.  Borrower has timely filed, and will timely file, all tax returns and reports required by foreign, federal, state and local law, and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower. Borrower may, however, defer payment of any contested taxes, provided that Borrower (i) in good faith and with diligence contests Borrower’s obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies Lender in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the contested taxes from becoming a lien upon any of the Collateral. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. If Borrower fails to pay any such assessment, tax, contribution, or make such deposit, or furnish the required proof, Lender may, in Lender’s sole and absolute discretion and without notice to Borrower: (a) make payment of the same or any part thereof, or (b) set up such reserves against the Obligations, or otherwise reduce the loans and advances for which Borrower is eligible under this Agreement, as Lender deems necessary to satisfy the liability therefor, or both. Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of or permit the occurrence of any other event with respect to, any such plan which could result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency. Borrower shall, at all times, utilize the services of an outside payroll service providing for the automatic deposit of all payroll taxes payable by Borrower.

3.10        Compliance with Law.  Borrower has complied, and will comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations relating to Borrower, including those relating to Borrower’s ownership of real or personal property, the conduct and licensing of Borrower’s business, and all environmental matters.

3.11        Litigation.  Except as disclosed in Schedule 1, there is no claim, suit, litigation, proceeding or investigation pending or, to best of Borrower’s knowledge, threatened by or against or affecting Borrower, any shareholders, partners, members, managers or principals of Borrower, or any guarantor of the Obligations in any court or before any governmental agency (or any basis therefor known to Borrower). Borrower will promptly inform Lender in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted by or against Borrower involving any single claim or more in the aggregate as shown on Schedule 1.

3.12        Use of Proceeds.  All proceeds of all Loans shall be used solely for lawful business purposes. Borrower is not purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock”.

3.13        Intellectual Property.  Schedule 2 to this Agreement contains a true, correct and complete list of all copyrights, patents, trademarks, and licenses of the same owned or used by Borrower as of the date of this Agreement, together with application or registration numbers, where applicable. Borrower owns, or is licensed to use, all intellectual property necessary to conduct its business as currently conducted. Borrower will maintain the patenting and registration of all intellectual property with the United States Patent and Trademark Office, the United States Copyright Office, or other appropriate governmental authority and Borrower will promptly patent or register, as the case may be, all new patents, copyrights and trademarks and notify Lender in writing five Business Days prior to filing any such new patent or registration.

3.14        Deposit Accounts and Investment Property.  Schedule 3 to this Agreement contains a true, correct and complete list of (a) all banks and other financial institutions at which Borrower maintains any deposit accounts, including any checking account, savings account, or certificate of deposit, and (b) institutions at which Borrower maintains accounts holding investment property owned by Borrower, including any certificated security, uncertificated security, money market funds, bonds, mutual funds, and U.S. Treasury bills and notes, and such Schedule 3 correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefore.

4.             RECEIVABLES.

4.1          Representations Relating to Receivables.  In order to induce Lender to enter into this Agreement and to make Loans, Borrower represents and warrants to Lender as follows, and Borrower covenants that the following representations will continue to be true, and that Borrower will at all times comply with all of the covenants, representations and warranties set forth in this Article 4. Each warranty, representation and agreement contained in this Agreement shall be automatically deemed repeated with each Loan and/or advance and shall be true, accurate and correct at each such time and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The warranties, representations and agreements set forth herein shall be cumulative and in addition to any and all other warranties, representations and agreements which Borrower shall give, or cause to be given, to Lender, either now or hereafter:

(a)           The information contained in each Schedule of Receivables is true and correct;

(b)           Each Schedule of Receivables is signed by an authorized representative of Borrower, and Lender shall have the right to rely on such signature as an authorized signature of Borrower;

(c)           Borrower is the sole and absolute owner of each Receivable described in each Schedule of Receivables and has the legal right to assign such Receivable to Lender;

(d)           Each Account Debtor identified on each Schedule of Receivables is liable for the amount set forth on such Schedule of Receivables and will not object to the payment for, or the quality or the quantity of the goods or services to which any Receivable described on such Schedule of Receivables relates;

(e)           Borrower has not, as of the time Borrower includes such Receivable on any Schedule of Receivables, filed or had filed against it a petition for relief under the United States Bankruptcy Code;

(f)            Each Receivable is free and clear of any and all liens, security interests and encumbrances of any kind, other than those in favor of Lender or consented to in writing by Lender, and Borrower will not assign, transfer, or grant any lien or security interest in any Receivables to any other party, without Lender’s prior written consent;

(g)           Borrower has not sold, assigned, transferred, pledged or otherwise conveyed any Receivables to any party, and Borrower shall not sell, assign, transfer, pledge or otherwise convey any Collateral without Lender’s prior consent, except for the sale of finished inventory in Borrower’s normal course of business; and

(h)           Each Receivable submitted to Lender meets each of the eligibility requirements in the definition of Eligible Receivable, except as disclosed in writing to Lender at the time Borrower submits such Receivable to Lender.  Each Receivable, including Eligible and non-Eligible Receivables, (i) is a bona fide account, (ii) represents indebtedness owed to Borrower, and (iii) is in all respects what it purports to be.  All statements made and all unpaid balances and other information appearing in the invoices, agreements, proofs of rendition of services and delivery of goods and other documentation relating to the Receivables, and all confirmatory assignments, schedules, statements of account and books and records with respect thereto, are true and correct and in all respects what they purport to be.

4.2          Representations Relating to Documents and Legal Compliance.  Borrower represents and warrants to Lender as follows:  All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Receivables are and shall be true and correct and all such invoices, instruments and other documents and all of Borrower’s books and records are and shall be genuine and in all respects what they purport to be, and all signatories and endorsers have the capacity to contract. All sales and other transactions underlying or giving rise to each Receivable shall fully comply with all applicable laws and governmental rules and regulations. All signatures and endorsements on all documents, instruments, and agreements relating to all Receivables are and shall be genuine, and all such documents, instruments and agreements are and shall be legally enforceable in accordance with their terms.

4.3          Schedules and Documents relating to Receivables.  Borrower shall deliver to Lender transaction reports and loan requests, schedules and assignments of all Receivables, and schedules of collections, all on Lender’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Lender’s security interest and other rights in all of Borrower’s Receivables, nor shall Lender’s failure to advance or lend against a specific Receivable affect or limit Lender’s security interest and other rights therein. Borrower shall deliver to Lender on each date funds are requested from Lender, (i) a Schedule of Receivables describing all Receivables of Borrower (each, a “Schedule of Receivables”), and (ii) by email to Lender, a report of all sales for which Borrower has not received payment from Account Debtors, including all sales that have occurred since the previous report, including the invoice number for such sales and any other information requested by Lender. Each Schedule of Receivables shall describe in detail all Receivables, including, (a) the name of the Account Debtor of each such Receivable, (b) the amount owed by the Account Debtor of each Receivable, and (c) the date and number of the invoice evidencing each such Receivable. Each Schedule of Receivables shall be signed by an authorized representative of Borrower.  Notwithstanding the foregoing, Borrower shall deliver to Lender a Schedule of Receivables and a Transaction Report no less frequently than weekly, regardless of whether Borrower is requesting an Advance for such week.  If Borrower desires that Advances be made on a given day, Lender must receive the Schedule of Receivables with supporting documentation by 12:00 P.M. at least one Business Day prior to any requested Advance. Furthermore, if Borrower requests that an Advance be made on a date other than the next following Business Day, Borrower shall deliver to Lender on the date immediately prior to the date for which the Advance is requested, an updated Transaction Report. Together with each Schedule of Receivables, or later if requested by Lender, Borrower shall furnish Lender with copies (or, at Lender’s request, originals) of all contracts, orders, invoices, and other similar documents, and all original shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Receivables, and Borrower warrants the genuineness of all of the foregoing. Borrower shall also furnish to Lender an aged accounts receivable trial balance in such form and at such intervals as Lender shall request. In addition, Borrower shall deliver to Lender the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Receivables, immediately upon receipt thereof and in the same form as received, with all necessary endorsements, all of which shall be with recourse. Borrower shall also provide Lender with copies of all credit memos within two days after the date issued.

4.4          Collection of Receivables; Lockbox.  Borrower shall instruct each Account Debtor to make all payments owed to Borrower in Borrower’s name or properly registered trade name directly to the following lockbox of Lender: Dept. 33376, P.O. Box 39000, San Francisco, CA (the “Lockbox”). All Borrower’s invoices shall bear the address of the Lockbox as the “Remit To” address, and Borrower agrees that all remittances for payment of all Receivables and proceeds of all other Collateral shall be made to the Lockbox or such other address authorized in writing by Lender.  Such instructions shall not be changed without Lender’s prior written consent. Payments on all Borrower’s Receivables and all other proceeds of Collateral shall be made directly to the Lockbox, whether or not Lender is providing financing for such Receivables. Borrower shall not take or permit any action to change or revoke any “Remit To” address or notification without Lender’s prior written consent and shall not request any Account Debtor to pay any Receivable to Borrower.

4.5          Payment-In-Kind; Delivery to Lender. Notwithstanding the foregoing, if Borrower receives any payments of any Receivables, Borrower shall immediately notify Lender of such payments and hold all payments on, and proceeds of, Receivables in trust for Lender, and Borrower shall immediately deliver all such payments and proceeds to Lender in their original form, duly endorsed in blank, to be applied to the Obligations in such order as Lender shall determine.  Lender may, in its discretion, require that all proceeds of Collateral be deposited by Borrower into the Lockbox or such other account as Lender may specify if a Default or Event of Default occurs and is continuing.  Lender or its designee may, at any time, notify Account Debtors that the Receivables have been assigned to Lender, and to collect Receivables directly in Lender’s name.

4.6          Remittance of Other Collateral Proceeds.  All proceeds arising from the disposition of any other Collateral shall be delivered, in kind, by Borrower to Lender in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations in such order as Lender shall determine; provided that, if no Default or Event of Default has occurred, Borrower shall not be obligated to remit to Lender the proceeds of the sale of worn out or obsolete equipment disposed of by Borrower in good faith in an arm’s length transaction, except as shown on Schedule 1. Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Lender. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

4.7          Disputes.  Borrower shall notify Lender promptly of all disputes or claims relating to Receivables. Borrower shall not forgive (completely or partially), compromise or settle any Receivables for less than payment in full, or agree to do any of the foregoing without the consent of Lender Without limiting or prejudicing any other rights or remedies available to Lender under this Agreement, Lender may, at any time after the occurrence of an Event of Default, settle or adjust disputes or claims directly with Account Debtors for amounts and upon terms which Lender considers advisable in its reasonable credit judgment and, in all cases, Lender shall credit Borrower’s Loan Account with only the net amounts received by Lender in payment of any Receivables.

4.8          Returns.  Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower in the ordinary course of its business, Borrower shall promptly determine the reason for such return and promptly issue a credit memorandum to the Account Debtor in the appropriate amount, and send a copy to Lender. In the event any attempted return occurs after the occurrence of any Event of Default, Borrower shall (i) hold the returned Inventory in trust for Lender, (ii) segregate all returned Inventory from all of Borrower’s other property, (iii) conspicuously label the returned Inventory as Lender’s property, and (iv) immediately notify Lender of the return of any Inventory, specifying the reason for such return, the location and condition of the returned Inventory, and on Lender’s request deliver such returned Inventory to Lender.

4.9          Verification.  Lender may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Receivables, by means of mail, telephone or otherwise, either in the name of Borrower or Lender or such other name as Lender may choose. Lender may notify any Account Debtor that the Receivables and other Collateral that includes a monetary obligation have been assigned to Lender by Borrower and that payment thereof is to be made directly to the Lockbox and Lender may demand, collect or enforce payment of any Accounts or such other Collateral. Upon Lender’s request, Borrower shall assist Lender in connection with any request, notification or demand hereunder.

4.10        No Liability.  Lender shall not under any circumstances be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to a Receivable, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection, or failure to collect any Receivable, or for settling any Receivable in good faith for less than the full amount thereof, nor shall Lender be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to a Receivable. Nothing herein shall, however, relieve Lender from liability for its own gross negligence or willful misconduct.

5.             ADDITIONAL DUTIES OF THE BORROWER.

5.1          Financial and Other Covenants.  Borrower shall at all times comply with the financial and other covenants set forth in Schedule 1.

5.2          Insurance.  Borrower shall, at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to Lender, in such form and amounts as Lender may reasonably require, and Borrower shall provide evidence of such insurance to Lender, so that Lender is satisfied that such insurance is, at all times, in full force and effect. All such insurance policies shall name Lender as the additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to Lender. At Lender’s option Borrower shall also provide evidence of sufficient insurance coverage respecting worker’s compensation liability, products liability claims and other liability claims and naming Lender as an additional insured in connection therewith.  All such insurance policies shall be in such form, substance, amounts and coverage satisfactory to Lender and shall provide for thirty (30) days’ prior written notice to Lender of cancellation or reduction of coverage.  Borrower shall deliver to Lender, in kind, all payments or instruments representing proceeds of insurance received by Borrower. Upon receipt of the proceeds of any such insurance, Lender shall apply such proceeds in reduction of the Obligations as Lender shall determine in its sole discretion, except that, provided no Default or Event of Default has occurred and is continuing, Lender shall release to Borrower insurance proceeds with respect to Equipment totaling less than $25,000, which shall be utilized by Borrower for the replacement of the Equipment with respect to which the insurance proceeds were paid. Lender may require reasonable assurance that the insurance proceeds so released will be so used. If Borrower fails to provide or pay for any insurance, Lender may, but is not obligated to, obtain the same at Borrower’s expense and at Lender’s election the amount so advanced shall be due and payable on demand or shall constitute a Loan under this Agreement and shall comprise one of the Obligations.  Borrower shall promptly deliver to Lender copies of all reports made to insurance companies.

5.3          Reports.  Borrower, at its expense, shall provide Lender with the written reports set forth in Schedule 1, and such other written reports with respect to Borrower (including budgets, sales projections, operating plans and other financial documentation), as Lender shall from time to time reasonably specify.

5.4          Access to Collateral, Books and Records.  At reasonable times, and on one Business Day’s notice, Lender, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s books and records. Lender may use such of Borrower’s personnel equipment, including computer equipment, programs, printed output and computer readable media, supplies and premises for the collection of accounts and realization on other Collateral as Lender deems appropriate. Lender shall have the right to disclose any such information to its auditors, regulatory agencies, and attorneys, and pursuant to any subpoena or other legal process. The foregoing inspections and audits shall be at Borrower’s expense as reflected on Schedule 1 and at Lender’s election the amount so advanced shall be due and payable on demand or shall constitute a Loan under this Agreement and shall comprise one of the Obligations. Borrower will not enter into any agreement with any accounting firm, service bureau or third party to store Borrower’s books or records at any location other than Borrower’s Address, without first obtaining Lender’s written consent, which may be conditioned upon such accounting firm, service bureau or other third party agreeing to give Lender the same rights with respect to access to books and records and related rights as Lender has under this Agreement. Borrower waives the benefit of any accountant-client privilege or other evidentiary privilege precluding or limiting the disclosure, divulgence or delivery of any of its books and records (except that Borrower does not waive any attorney-client privilege).

5.5          Negative Covenants.  Except as may be permitted in Schedule 1, Borrower shall not, without Lender’s prior written consent, do any of the following:  (i) merge or consolidate with or into another corporation or entity; (ii) form or acquire and interest in any corporation or other entity; (iii) acquire any assets, except in the ordinary course of business; (iv) enter into any other transaction outside the ordinary course of business; (v) sell or transfer any Collateral, except for the sale of finished Inventory in the ordinary course of Borrower’s business, and except for the sale of obsolete or unneeded Equipment in the ordinary course of business in an amount not to exceed, in any year, the amount set forth on Schedule 1; (vi) store any Inventory or other Collateral with any warehouseman or other third party; (vii) sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis; (viii) make any loans of any money or other assets; (ix)  incur any debts, outside the ordinary course of business, which would have a material, adverse effect on Borrower or on the prospect of repayment of the Obligations; (x) guarantee or otherwise become liable with respect to the obligations of another party or entity; (xi)  pay or declare any dividends on Borrower’s stock (except for dividends payable solely in stock of Borrower); (xii) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower’s stock; (xiii) make any change in Borrower’s capital structure  which could have a material adverse effect on Borrower or on the prospect of repayment of the Obligations; or (xiv) pay total compensation, including salaries, fees, bonuses, commissions, and all other payments whether directly or indirectly, in money or otherwise, to Borrower’s executives, officers and directors (or any relative thereof) in an amount in excess of the amount set forth on Schedule 1; or (xv) dissolve or elect to dissolve.

5.6          Litigation Cooperation.  Should any third-party suit or proceeding be instituted by or against Lender with respect to any Collateral or in any manner relating to Borrower, Borrower shall, without expense to Lender, make available Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Lender may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

5.7          Deposit Accounts.  Unless otherwise agreed to in writing by Lender, Borrower shall maintain all of its deposit accounts with Lender.   If Lender agrees that Borrower may maintain bank accounts with any entity other than Lender, Borrower shall, on or before the date of this Agreement, enter into an account control agreement with Lender and such other entity, in form and substance satisfactory to Lender.

5.8          Letter of Credit Beneficiary.  If Borrower is or becomes the beneficiary of a letter of credit, Borrower shall promptly, and in any event within two (2) Business Days after becoming a beneficiary, notify Lender thereof and enter into a tri-party agreement with Lender and the issuer and/or confirmation bank with respect to letter-of-credit rights assigning such letter-of-credit rights to Lender.

5.9          Electronic Chattel Paper.  Borrower shall take all steps necessary to grant the Lender control of all electronic chattel paper in accordance with the UCC and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.

5.10        Commercial Tort Claim.   Borrower shall promptly, and in any event within two (2) Business Days after the same is acquired by it, notify Lender of any commercial tort claim (as defined in the UCC) acquired by it and unless otherwise consented by Lender, Borrower shall enter into a supplement to this Agreement, granting to Lender a security interest in such commercial tort claim

5.11        Intellectual Property.  Borrower shall deliver to Lender on or before the date of this Agreement separate collateral assignments of intellectual property for recordation in the United States Patent and Trademark Office, the United States Copyright Office, or other appropriate governmental authority, as appropriate, with respect to the patents, trademarks copyrights and licenses listed on Schedule 2.

5.12         urther Assurances.  Borrower agrees, at its expense, on request by Lender, to execute all documents and take all actions, as Lender, may deem reasonably necessary or useful in order to perfect and maintain Lender’s perfected security interest in the Collateral, and in order to fully consummate the transactions contemplated by this Agreement.

6.             TERM.

6.1          Maturity Date.  This Agreement shall continue in effect until the maturity date set forth on Schedule 1 (the “Maturity Date”); provided that the Maturity Date shall automatically be extended and this Agreement shall automatically and continuously renew, for successive additional terms of one year each, unless one party gives written notice to the other, not less than sixty days prior to the next Maturity Date, that such party elects to terminate this Agreement effective on the next Maturity Date. Notwithstanding the foregoing, upon the occurrence of an Event of Default, Lender may terminate its obligations under this Agreement without notice.

6.2          Early Termination by Borrower.   This Agreement may be terminated prior to the Maturity Date by Borrower, effective three Business Days after written notice of termination is given to Lender; provided, however, that Borrower’s right to terminate this Agreement prior to the date set forth in Section 6.1 shall be conditioned upon Borrower’s payment of  a termination fee to Lender as set forth in Schedule 1 (the “Termination Fee”). The Termination Fee stated for the final year of the contract shall be extended as the Termination Fee during any automatic or continuous renewal period.  The Termination Fee shall be due and payable concurrently with Borrower’s service of written notice on Lender electing early termination and payment of the Termination Fee shall be a condition precedent to the effectiveness of such early termination.

6.3          Payment of Obligations.  On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Without limiting the generality of the foregoing, if on the Maturity Date, or on any earlier effective date of termination, there are any outstanding Letters of Credit issued by Lender or issued by another institution based upon an application, guarantee, indemnity or similar agreement on the part of Lender, then on such date Borrower shall provide to Lender cash collateral in an amount equal to the face amount of all such Letters of Credit plus all interest, fees and cost due or to become due in connection therewith, to secure all of the Obligations relating to said Letters of Credit, pursuant to Lender’s then standard form cash pledge agreement. Notwithstanding any termination of this Agreement, all of Lender’s security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full; provided that, without limiting the fact that Loans are subject to the discretion of Lender, Lender may, in its sole discretion, refuse to make any further Loans after termination. No termination shall in any way affect or impair any right or remedy of Lender, nor shall any such termination relieve Borrower of any Obligation to Lender, until all of the Obligations have been paid and performed in full. Upon payment and performance in full of all the Obligations and termination of this Agreement, Lender shall promptly deliver to Borrower termination statements, requests for reconveyances and such other documents as may be required to fully terminate Lender’s security interest.

7.             EVENTS OF DEFAULT AND REMEDIES.

7.1          Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement, and Borrower shall give Lender immediate written notice thereof:  (a) Any warranty, representation, statement, report or certificate made or delivered to Lender by Borrower or any of Borrower’s officers, employees or agents, now or in the future, shall be untrue or misleading in a material respect; or (b) Borrower shall fail to pay when due any Loan or any interest thereon or any other monetary Obligation; or (c) the total Loans and other Obligations outstanding at any time shall exceed the Credit Limit; or (d) Borrower shall fail to comply with or shall breach any of the financial covenants set forth in Schedule 1 or shall fail to perform any other non-monetary Obligation which by its nature cannot be cured; or (e) Borrower shall fail to perform any other non-monetary Obligation, which failure is not cured within 5 Business Days after the date due; or (f) Any levy assessment, attachment, seizure, lien or encumbrance (other than a Permitted Lien) is made on all or any part of the Collateral which is not cured within 10 days after the occurrence of the same; or (g) any default or event of default occurs under any obligation secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or (h) Borrower breaches any material  contract or obligation, which has or may reasonably be expected to have a material adverse effect on Borrower’s business or financial condition; or (i) Dissolution, termination of existence, insolvency or business failure of Borrower (if Borrower is a business organization)  or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect; or (j) Borrower (if Borrower is an individual or sole proprietor) or one or more of the Borrowers (if Borrower is comprised of a partnership or two or more individuals), any shareholders, partners, members, managers or principals of Borrower, or any guarantor of the Obligations dies, becomes incapacitated, becomes insolvent, suffers a business failure, or ceases the active involvement in the conduct of Borrower’s business, or is the subject of the appointment of a receiver, trustee or custodian for all or any part of his/her/its property, enters into an assignment for the benefit of creditors, or is the subject of the commencement of any proceeding under any reorganization, bankruptcy, insolvency, arrangement, adjustment, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect; or (k) the commencement of any proceeding against Borrower, any shareholders, partners, members, managers or principals of Borrower, or any guarantor of any of the Obligations under any reorganization, bankruptcy, insolvency, arrangement, readjustment  or debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not cured by the dismissal thereof within 30 days after the date commenced; or (l) revocation or termination of, or limitation or denial of liability upon, any guaranty of the Obligations or any attempt to do any of the foregoing, or commencement of proceedings by any guarantor of any of the Obligations under any bankruptcy or insolvency law; or (m) revocation or termination of, or limitation or denial of liability upon, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or (n) Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits such Person’s subordination agreement; or (o) there shall be a change in the record or beneficial ownership of the outstanding shares of stock, partnership interests, membership, or other ownership of Borrower or any guarantor of the Obligations, without the prior written consent of Lender; or (p) Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law: or (q) there shall be a material adverse change in Borrower’s business or financial condition; or (r) Lender acting in good faith and in a commercially reasonable manner, deems itself insecure because of the occurrence of an event prior to the effective date hereof of which Lender had no knowledge on the effective date or because of the occurrence of an event on or subsequent to the effective date; or (s) Lender ceases to conduct business the way that it conducts business as of the date of this Agreement; or (t) The indictment of Borrower, or any principal of Borrower, or any guarantor, under any criminal statute, or commencement of criminal or civil proceedings against Borrower or any guarantor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of Borrower or such guarantor.

7.2          Remedies.  Upon the occurrence of any Event of Default, and at any time thereafter, Lender, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following:  (a) Cease making Loans or otherwise extending credit to Borrower under this Agreement or any other document or agreement; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorized Lender without judicial process to enter onto any of Borrower’s premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as Lender deems it reasonably necessary in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should Lender seek to take possession of any of the Collateral by Court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that Lender retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (d) Require Borrower to assemble any or all of the Collateral and make it available to Lender at places designated by Lender which are reasonably convenient to Lender and Borrower, and to remove the Collateral to such locations as Lender may deem advisable; (e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Lender shall have the right to use Borrower’s premises, vehicles, hoists, lifts, cranes, equipment and all other property without charge; (f) Sell, lease, license or otherwise dispose of any of the Collateral, in its condition at the time Lender obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Borrower agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned; (g) Demand payment of, and collect any Receivables and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes Lender to directly notify all Account Debtors that the Receivables have been assigned to Lender and to collect Receivables directly in Lender’s own name and to endorse or sign Borrower’ name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in Lender’ sole  discretion, to grant extensions of time to pay, compromise claims and settle Receivables and the like for less than face value; (h) Offset against any sums in any of Borrower’s general, special or other Deposit Accounts with Lender; and (i) Demand and receive possession of any of Borrower’s federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto. All reasonable attorneys’ fees, expenses, costs, liabilities and obligations incurred by Lender with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of Lender’s rights and remedies, from and after the occurrence of any Default or Event of Default, and during the continuation thereof, the Obligations shall bear interest, calculated daily on the basis of a 360-day year for the actual days elapsed, at the per annum rate set forth on Schedule 1, plus four (4%) per annum (the “Default Rate”).

7.3          Grant of License to Use Intellectual Property.  To enable Lender to exercise rights and remedies under Section 7.2 hereof Borrower hereby grants to Lender an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to Borrower) to use, license or sublicense any patent, trademark, trade secret, or copyright now owned or hereafter acquired by Borrower, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer and automatic machinery software and programs used for the compilation or printout thereof.

7.4          Power of Attorney.  Upon the occurrence of any Event of Default, without limiting Lender’s other rights and remedies, Borrower grants to Lender an irrevocable power of attorney coupled with an interest, authorizing and permitting Lender (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower’s expense, to do any or all of the following, in Borrower’s name or otherwise, but

Lender agrees to exercise the following powers in a commercially reasonable manner:  (a) Execute on behalf of Borrower any documents that Lender may, in its sole discretion, deem advisable in order to perfect and maintain Lender’s security interest in the Collateral, or in order to exercise a right of Borrower or Lender, or in order to fully consummate all the transactions contemplated under this Agreement, and all other present and future agreements; (b) Execute on behalf of Borrower any document exercising, transferring or assigning any option to purchase, sell or otherwise dispose of or to lease (as lessor or lessee) any real or personal property which is part of Lender’s Collateral or in which Lender has a interest; (c) Execute on behalf of Borrower, any invoices relating to any Receivable, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic’s, materialman’s or other lien, or assignment or satisfaction of mechanic’s, materialman’s or other lien; (d) Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into Lender’s possession; (e) Endorse all checks and other forms of remittances received by Lender; (f) Pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (g) Grant extensions of time to pay, compromise claims and settle Receivables and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (h) Pay any sums required on account of Borrower’s taxes or to secure the release of any liens therefor, or both; (i) Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (j) Instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give Lender the same rights of access and other rights with respect thereto as Lender has under this Agreement;  (k) Take any action or pay any sum required of Borrower pursuant to this Agreement and any other present or future agreements; and (l) take any other actions that are authorized under Section 4.4. Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Lender with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall Lender’s rights under the foregoing power of attorney or any of Lender’s other rights under this Agreement be deemed to indicate that Lender is in control of the business, management or properties of Borrower.

7.5          Application of Proceeds.  All proceeds realized as the result of any sale of the Collateral shall be applied by Lender first to the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Lender in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as Lender shall determine in its sole discretion. Any surplus shall be paid to Borrower or other persons legally entitled thereto; and Borrower shall remain liable to Lender for any deficiency. If, Lender in its sole discretion, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Lender shall have the option, exercisable at any time, in its sole discretion, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of the cash there from.

7.6          Remedies Cumulative.  In addition to the rights and remedies set forth in this Agreement, Lender shall have all the other rights and remedies accorded a secured party under the California Uniform Commercial Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Lender and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Lender of one or more of its rights or remedies shall not be deemed an election, nor bar Lender from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Lender to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

8.             DEFINITIONS.  As used in this Agreement, the following terms have the following meanings:

“Account” means any “account,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest and, in any event, shall include all accounts receivable, book debts, rights to payment, and other forms of obligations now owned or hereafter received or acquired by or belonging or owing to Borrower (including under any trade name, style or division thereof), whether or not arising out of goods or software sold or services rendered by Borrower or from any other transaction (including any such obligation that may be characterized as an account or contract right under the UCC), and all of Borrower’s rights in, to and under all purchase orders or receipts now owned or hereafter acquired by it for goods or services, and all of Borrower’s rights to any goods represented by any of the foregoing (including unpaid seller’s rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), and all monies due or to become due to Borrower under all purchase orders and contracts for the sale of goods or the performance of services or both by Borrower or in connection with any other transaction (whether or not yet earned by performance on the part of Borrower), now in existence or hereafter occurring, including the right to receive the proceeds of said purchase orders and contracts, and all collateral security and guarantees of any kind given by any Person with respect to any of the foregoing.

“Account Debtor” shall have the meaning set forth in the UCC and shall include any person liable on any Account or Receivable, including any guarantor of the Account or Receivable and any issuer of a letter of credit or banker’s acceptance.

“Affiliate” means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.

“Borrower’s Address” shall have the meaning assigned to it in the preamble to this Agreement.

“Business Day” means a day on which Lender is open for business.

“Cash” means all cash, money, currency, and liquid funds, wherever held, in which Borrower now or hereafter acquires any right, title, or interest.

“Chattel Paper” means any “chattel paper,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Collateral” has the meaning set forth in Section 2.1 above.

“Credit Limit” has the meaning set forth in Schedule 1.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 7.2 above

“Deposit Accounts”  means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Documents” means any “documents,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Event of Default” means any of the events set forth in Section 7.1 of this Agreement.

“Eligible Inventory” means Inventory, which Lender, in its sole judgment, deems eligible for borrowing, based on such considerations as Lender may from time to time deem appropriate. Without limiting the fact that the determination of which Inventory is eligible for borrowing is a matter of Lender’s discretion, Inventory which does not meet the following requirements will not be deemed to be Eligible Inventory: Inventory which (i) consists of finished goods, in good, new and salable condition which is not perishable, not obsolete or unmerchantable, and is not comprised of raw materials, work in process, packaging materials or supplies; (ii) meets all applicable governmental standards; (iii) has been manufactured in compliance with the Fair Labor Standards Act; (iv) conforms in all respects to the warranties and representations set forth in this Agreement: (v) is at all times subject to Lender’s duly perfected, first priority security interest; and (vi) is situated at one of the locations set forth on Schedule 1. Notwithstanding the foregoing, Lender shall have the right, from time to time and in its sole and absolute discretion, to waive one or more of the foregoing requirements without creating any express or implied obligation to accept non-conforming Inventory as Eligible Inventory in the future.

“Eligible Receivables” means Receivables arising in the ordinary course of Borrower’s business from the sale of goods or rendition of services, which Lender, in its sole judgment, shall deem eligible for borrowing, based on such considerations as Lender may from time to time deem appropriate. Without limiting the fact that the determination of which Receivables are eligible for borrowing is a matter of Lender’s discretion, the following (the “Minimum Eligibility  Requirements”) are the minimum requirements for a Receivable to be an Eligible Receivable:  (i) the Receivable must not be outstanding for more than 90 days from its invoice date, (ii) the Receivable must not represent progress billings, or be due under a fulfillment or requirements contract with the Account Debtor, (iii) the

Receivable must not be subject to any contingencies (including Receivables  arising from sales on consignment, guaranteed sale or other terms pursuant to which payment by the Account Debtor may be conditional), (iv) the Receivable must not be owing from an Account Debtor with whom the Borrower has any dispute (whether or not relating to the particular Receivable), (v) the Receivable must not be owing from an Affiliate of Borrower, (vi) the Receivable must not be owing from an Account Debtor which is subject to any insolvency or bankruptcy proceeding, or whose financial condition is not acceptable to Lender, or which, fails or goes out of a material portion of its business, (vii) (viii) the Receivable must not be owing from an Account Debtor located outside the United States or Canada (unless pre-approved by Lender in its discretion in writing, or backed by a letter of credit satisfactory to Lender, or FICA insured satisfactory to Lender), (ix) the Receivable must not be owing from an Account Debtor to whom Borrower is or may be liable for goods purchased from such Account Debtor or otherwise. Lender may, from time to time, in its discretion, revise the Minimum Eligibility requirements, upon written notice to the Borrower. Notwithstanding the foregoing, Lender shall have the right, from time to time and in its sole and absolute discretion, to waive one or more of the foregoing requirements without creating any express or implied obligation to accept Receivables not satisfying the Minimum Eligibility Requirements as Eligible Receivables in the future.

“Equipment” means any “equipment,” as such term is defined in the UCC, and, in any event, shall include, all of Borrower’s present and hereafter acquired machinery, molds, machine tools, motors, furniture, equipment, furnishings,  trade fixtures, motor vehicles, tools, parts, dyes, jigs, goods and other tangible personal property (other than Inventory) of every kind and description used in Borrower’s operations or owned by Borrower and any interest in any of the foregoing, and all  additions, upgrades, substitutions, and replacements of the foregoing, together with all attachments, components, parts, accessions, and accessories installed thereon or affixed thereto, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Event of Default” shall have the meaning assigned to it in Section 7.1.

“Fixtures” means any “fixtures,” as such term is defined in the UCC, together with all right, title and interest of Borrower in and to all extensions, improvements, betterments, accessions, renewals, substitutes, and replacements of, and all additions and appurtenances to any of the foregoing property, and all conversions of the security constituted thereby, immediately upon any acquisition or release thereof or any such conversion, as the case may be, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“General Intangibles”  means any “general intangibles,” as such term is defined in the UCC, and, in any event, shall include all right, title and interest which Borrower may now or hereafter have in or under any rights to payment, payment intangibles, software, proprietary or confidential information, business records and materials, customer lists, interests in partnerships, joint ventures, business associations, corporations, and limited liability companies, permits, rights to receive tax refunds and other payments, all choses in action, causes of action, inventions, designs, drawings, blueprints, patents, patent applications, trademarks and the goodwill of the business associated therewith, names, trade names, trade secrets, goodwill, copyrights, registrations, licenses, franchises,  security and other deposits, rights in all litigation presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments now or hereafter arising therefrom, all claims of Borrower against Lender, rights to purchase or sell real or personal property, rights as a licensor or licensee of any kind, royalties, telephone numbers, proprietary information, purchase orders, all insurance policies (including life insurance, key man insurance, credit insurance, liability insurance, property insurance and other insurance) and claims in or under insurance policies (including unearned premiums and retrospective premium adjustments), rights to receive tax refunds and claims, computer programs, discs, tapes and tape files, claims under guaranties, security interests or other security held by or granted to Borrower, all rights to indemnification and all other intangible property of every kind and nature, other than Receivables.

“Instruments” means any “instruments,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Inventory” means any “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest, and, in any event, shall include all right, title and interest which Borrower may now or hereafter have in all goods, merchandise or other personal property, wherever located, to be furnished under any contract of service or held for sale or lease (including without limitation all raw materials, work in process, finished goods and goods in transit), and all materials and supplies of every kind, nature and description which are or might be used or consumed in Borrower’s business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, merchandise or other personal property, and all warehouse receipts, documents or title and other documents representing any of the foregoing.

“Investment Property” means any “investment property,” as such term is defined in the UCC, and includes any certificated security, uncertificated security, money market funds, bonds, mutual funds, and U.S. Treasury bills or notes, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Lender” shall have the meaning assigned to it in the preamble to this Agreement and shall include all successors and assigns of Pacific Business Funding.

“Letter of Credit Rights” means any “letter of credit rights,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest, including any right to payment or performance under any letter of credit.

“Letter of Credit Obligations”  mean all outstanding obligations incurred by Lender at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of a reimbursement agreement or guaranty by Lender with respect to any Letter of Credit.  The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by  Lender thereupon or pursuant thereto.

“Letters of Credit” shall have the meaning assigned to it in Section 1.5.

“Loans” shall have the meaning assigned to it in Section 1.1.

“Lockbox” shall have the meaning assigned to it in Section 4.4.

“Maturity Date” has the meaning set forth in Schedule 1.

“Minimum Monthly Interest” has the meaning set forth in Section 1.2 above.

“Obligations” means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to Lender, whether evidenced by this Agreement or any note or other instrument or document whether arising from an extension of credit, opening of a letter or credit, banker’s acceptance, loan, guaranty, indemnification, or otherwise, whether direct or indirect (including those acquired by assignment and any participation by Lender in Borrower’s debts owing to others), absolute or contingent, due or to become due, including all interest, charges, expenses, fees, attorney’s fees, expert witness fees, audit fees, letter or credit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other present or future instrument or agreement between Borrower and Lender.

“Permitted Liens” means the following:  (i) purchase money security interests in specific items of Equipment to secure the purchase price for such specific items and not any other Equipment; (ii) leases of specific items of Equipment; (iii) liens for taxes not yet payable; (iv) additional security interests and liens consented to in writing by Lender, which consent Lender may withhold in its sole and absolute discretion; (v) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above in clauses (i) or (ii) above, provided that any extension, renewal or replacement lien is limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; (vi) Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods. Without creating any expressed or implied duty on Lender’s part to grant its approval to any other liens on the Collateral, Lender will have the right to require, as a condition to its consent under subparagraph (iv) above, that the holder of the additional security interest or lien sign an intercreditor agreement on Lender’s then standard form, acknowledge that the security interest is subordinate to the security interest in favor of Lender, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agrees that any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement. A full, true and complete list of the Permitted Liens existing on the Collateral as of the date of this Agreement and of the secured parties/equipment lessors under such Permitted Liens is set forth in  Schedule 1.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

“Proceeds” means “proceeds,” as such term is defined in the UCC and, in any event, shall include (a) any and all Accounts, Chattel Paper, Instruments, Cash, proceeds of letters of credit, Letter of Credit Rights, Supporting Obligations, or other proceeds payable to Borrower from time to time in respect of the Collateral, (b) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Borrower from time to time with respect to any of the Collateral, (c) any and all payments (in any form whatsoever) made or due and payable to Borrower from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any Person acting under color of governmental authority), (d) the proceeds, damages, or recovery based on any claim of Borrower against third parties (i) for past, present or future infringement of any copyright, copyright license, patent or patent license or (ii) for past, present or future infringement or dilution of any trademark or trademark license or for injury to the goodwill associated with any trademark, trademark registration or trademark licensed under any trademark License, and (e) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Receivables” “Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Schedule of Receivables” shall have the meaning assigned to it in Section 4.3.

“Schedules” shall have the meaning assigned to it in the preamble to this Agreement.

“Supporting Obligations” means any “supporting obligations,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Termination Fee” has the meaning assigned to it in Schedule 1.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.  Unless otherwise defined herein or in the other Loan Documents, terms that are defined in the UCC and used herein or in the other Loan Documents shall, unless the context indicates otherwise, have the meanings given to them in the UCC.

Other Terms All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with generally accepted accounting principles, consistently applied.

9.             GENERAL PROVISIONS.

9.1  Interest Computation. In computing interest on the Obligations, all checks, wire transfers and other items of payment received by Lender (including proceeds of Receivables and payment of the Obligations if full) shall be deemed applied by Lender on account of the Obligations three Business Days after receipt by Lender of immediately available funds, and, for purposes of the foregoing, any such funds received after 12:00 PM, California time, on any day shall be deemed received on the next Business Day. Lender shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Lender in its sole discretion, and Lender may charge Borrower’s loan account for the amount of any item of payment which is returned to Lender unpaid. If Lender is required to return or refund any payment received either from Borrower or any Account Debtor (including any return required under the United States Bankruptcy Code, any similar state law debtor-creditor legislation, or any successor statute), such payment shall be treated the same as if it were never received and interest shall continue to accrue from and after the date that such payment was originally credited by Lender.

9.2          Application of Payments.   All payments with respect to the Obligations may be applied, and in Lender’s sole discretion reversed and re-applied, to the Obligations, in such order and manner as Lender shall determine in its sole discretion.

9.3          Charges to Accounts.  Lender may, in its discretion, require that Borrower pay monetary Obligations in cash to Lender, or charge them to Borrower’s Loan account, in which event they will bear interest at the same rate applicable to the Loans. Lender may also, in its discretion, charge any monetary Obligations to Borrower’s Deposit Accounts maintained with Lender.

9.5          Notices.  All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, or certified mail return receipt requested, addressed to Lender or Borrower at the addresses shown in the heading to this Agreement, or at any other address designated in writing by one party to the other party. Notices to Lender shall be directed to the Division President or the Division Credit Manager.  All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the deposit thereof in the United States mail, with postage prepaid.

9.6          Severability.  Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

9.7          Integration.   This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and Lender and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.

9.8          Waivers.  The failure of Lender at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other present or future agreement between Borrower and Lender shall not waive or diminish any right of Lender later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other agreement now or in the future executed by Borrower and delivered to Lender shall be deemed to have been waived by any act or knowledge of Lender or its agents or employees, but only by a specific written waiver signed by an authorized officer of Lender and delivered to Borrower. Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by Lender on which Borrower is or may in any way be liable, and notice of any action taken by Lender, unless expressly required by this Agreement.

9.9          No Liability for Ordinary Negligence.  Neither Lender, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Lender shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the ordinary negligence of Lender, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Lender but nothing herein shall relieve Lender from liability for its own gross negligence or willful misconduct.

9.10        Amendment.  The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Lender.

9.11        Time of Essence.  Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

9.12        Attorneys’ Fees, Costs and Other Expenses.  Borrower shall reimburse Lender for all reasonable attorneys’ fees and all filing, recording, search, title insurance, appraisal, audit and other reasonable costs incurred by Lender, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including any reasonable attorneys’ fees and costs Lender incurs in order to do the following: prepare and negotiate this Agreement and amendments, modifications or supplements to this Agreement, and the documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding including the initiation or defense of any claim, including any third party claim;  represent Lender in connection with any bankruptcy case or insolvency proceeding involving Borrower, any guarantor, any Receivable, any other Collateral or any Account Debtor; examine, audit, copy and inspect any of the Collateral or any of Borrower’s books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce Lender’s security interest in, the Collateral; and otherwise represent Lender in any litigation relating to Borrower, any shareholders, partners, members, managers or principals of Borrower, or any guarantor of the Obligations.  All attorneys’ fees and costs to which Lender may be entitled pursuant to this Section shall immediately become part of Borrower’s Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

9.13        Benefit of Agreement.  The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Lender; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Lender, and any prohibited assignment shall be void.  No consent by Lender to any assignment shall release Borrower from its liability for the Obligations.

9.14        Joint and Several Liability.  If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

9.15        Limitations of Actions.  Any claim or cause of action by Borrower against Lender, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Loan Agreement, or any other present or future document or agreement, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Lender, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after the first act, occurrence or omission upon which such claim or cause or action, or any part thereof, is based, and the service of a summons and complaint on an officer of Lender, or on any other person authorized to accept service on behalf of Lender, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Lender in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other present or future agreement.

9.16        Paragraph Headings; Construction.  Paragraph headings are only used in this Agreement for convenience. Borrower and Lender acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. The term “including”, whenever used in this Agreement, shall mean “including (but not limited to)”.  This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against Lender or Borrower under any rule of construction or otherwise.

9.17        Governing Law; Jurisdiction; Venue.  This Agreement and all acts and transactions hereunder and all rights and obligations of Lender and Borrower shall be governed by the laws of the State of California. As a material part of the consideration to Lender to enter into this Agreement, Borrower (i) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at Lender’s option, be litigated in courts located within California, and that the exclusive venue therefor shall be Santa Clara County; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

9.18        Mutual Waiver of Jury Trial.  BORROWER AND LENDER EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN LENDER AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF LENDER OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH LENDER OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

Borrower:		Lender:	Pacific Business Funding, a division of Cupertino National Bank
By:
	Print Name:		By:

	By:		Print Name:
Print Name:

SCHEDULE 1 TO

LOAN AND SECURITY AGREEMENT

Borrower Name:	VERSANT CORPORATION	Date: April 18, 2002

Borrow Address:	6539 Dumbarton Circle, Fremont, CA 94555

This Schedule forms an integral part of the Loan and Security Agreement between Lender and the above Borrower of even date.  All references in this Schedule 1 to Sections shall be references to Sections of the Loan and Security Agreement unless otherwise indicated.  All defined terms used in this Schedule 1 shall have the definitions assigned to such terms in the Loan and Security Agreement unless otherwise indicated.

1.             CREDIT LIMIT.  (Section 1.1):  The "Credit Limit" shall be an amount not to exceed the lesser of a total of $5,000,000.00 ("Maximum Credit Amount") at any one time outstanding, or the sum of 80% of the amount of Borrower's Eligible Receivables.

2.             INTEREST.  (Section 1.2):  Interest Rate:  A rate equal to the "Prime Rate" in effect from time to time, plus 4.00% per annum.  Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.  "Prime Rate" means the variable per annum rate of interest publicly listed by the Western Edition of the Wall Street Journal as the prime rate of interest.  In the event the prime rate listed by the Wall Street Journal is a range, the highest rate in the range shall be the "prime Rate".  The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.

Minimum Monthly Interest  (Section 1.2):  $N/A per month, payable monthly.

3.             FEES.  (Section 1.4):

Commitment Fee:	$50,000.00, payable concurrently herewith, (Any Due Dilligence Fee previously paid by the Borrower in connection with this loan shall be credited against this Fee.)
Collateral Monitoring Fee:	$N/A per month, payable monthly in arrears (prorated for any partial month at the beginning of this Agreement and for the month in which all Obligations are paid in full).
Transaction Charge:	$.05 per invoice entered. (invoice volume and verification process) $.05 per payment posted. (payment processing)
Audit Fees: (Section 5.1)

$500.00 per person, per day, (or such higher amount as shall represent Lender's then current standard charge for the same) plus reasonable out of pocket expenses shall be charged.  Lender will conduct one audit per year, unless a Default or Event of Default has occurred, or Lender has reason to believe that a Default or Event of Default has occurred, in which event the number of audits will be in Lender's sole discretion.

4.             MATURITY DATE.  (Section 6.1):  One years from the execution date of the Loan and Security Agreement, subject to automatic renewal as provided in Section 6.1, and early termination as provided in Section 6.2.

5.             EARLY TERMINATION FEE.  (Section 6.2):

                N/A

6.	COMMERCIAL TORT CLAIMS. (Section 2.1): Describe and identify by case number all commercial tort claims:

7.             FINANCIAL COVENANTS.  (Section 5.1):  Borrower shall comply with all of the following covenants.  Compliance shall be determined as of the end of each month, except as otherwise specifically provided below:
There are no financial covenants.

8.

Definitions:  For purposes of the foregoing financial covenants, the following terms shall have the following meanings:

"Current assets", "current liabilities" and "liabilities" shall have the meanings ascribed to them by generally accepted accounting priniciples.

"Tangible New Worth" shall mean the excess of total assets over total liabilities, determined in accordance with generally accepted accounting principles, with the following adjustments:

(A)          there shall be excluded from assets: (i) notes, accounts receivable and other obligations owing to the Borrower from its officers or other Affiliates, and (ii) all assets which would be classified as intangble assets under generally accepted accounting principles, including without limitation goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and orgizational costs, licenses and franchises.

(B)           there shall be excluded from liabilities: all indebtedness which is subordinated to the Obligations under a subordination agreement in form specified by Lender or by language in the instrument evidencing the indebtedness which is acceptable to Lender in its discretion.

"Net Profit after Taxes" shall mean the net profits as determined in accordance with generally accepted accounting principles.

9.	REPORTING. (Section 5.3): Borrower shall provide Lender with the following:
1.
	2.	Monthly Receivable agings, aged by invoice date, within twenty days after the end of each month. The data may be transmitted electronically by email in the Lender's standard formats.
3.

Monthly accounts payable agings, aged by invoice date, and outstanding or held check registers within twenty days after the end of each month.  The data may be transmitted electronically by email in the Lender's standard formats.

	4.	Monthly reconciliations of Receivable agings (aged by invoice date), transaction reports, and general ledger, within twenty days after the end of each month.
	5.	Monthly unaudited financial statements, as soon as available, and in any event within thirty days after the end of each month.

6.             Monthly Compliance Certificates, within thirty days after the end of each month, in such form as Lender shall reasonably specify, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such month Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Lender shall reasonably request.

7.             Annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower within thirty days prior to the end of each fiscal year of Borrower.

8.             Annual financial statements, as soon as available, and in any event within 120 days following the end of Borrower's fiscal year, certified by independent certified public accountants acceptable to Lender.

9.             Quarterly prepared balance sheets and income statement within 30 days following the end of each of Borrower's quarter certified by independent certified public accountants acceptable to Lender.

10.          COMPENSATION.  (Section 5.5):  Without Lender's prior written consent, Borrower shall not pay total compensation, including salaries, withdrawals, fees, bonuses, commissions, drawing accounts and other payments, whether directly or indirectly, in money or otherwise, during any fiscal year to all of Borrower's executives, officers and directors (or any relative thereof) as a group in excess of n/a% of the total amount thereof in the prior fiscal year.

11. LITIGATION. (Section 3.11): Describe all Litigation:

Borrower will promptly inform Lender in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted by or against Borrower involving any single claim of $                                                                 or more, involving $                                                                  or more in the aggregate.

12.          COMMERCIAL TORT CLAIMS.  (Section 2.1):  Describe and identify by case number all commercial tort claims:

13.          REMITTANCE OF PROCEEDS.  (Section 4.6):  If no Default or Event of Default has occurred, Borrower shall not be obligated to remit to Lender the proceeds of the sale of worn out or obsolete equipment disposed of by Borrower in good faith in an arm's length transaction for an aggregate purchase price of $                                                                 or less for all such transactions in any fiscal year.

14.          BORROWER INFORMATION:

Type of Organization of Borrower:	Existing Trade Names of Borrower
(Section 3.1):	(Section 3.2):
State of incorporation or other formation
(Section 3.1):
Borrower's corporate or formation identification number:
(Section 3.2):
Prior Names of Borrower:	Other Locations And Addresses:
(Section 3.2):	(Section 3.3):

Prior Trade Names of Borrower
(Section 3.2):

15.	OTHER COVENANTS. (Section 5.1): Borrower shall at all time comply with all of the following additional covenants:
(1)

Banking Relationship (Section 5.7).  Borrower shall at all times maintain its banking relationship (to include Borrower's general checking account, payroll account and other Deposit Accounts) with Greater Bay Bancorp.

(2)

Insurance (Section 5.2).  Borrower shall, at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to Lender.  All insurance policies shall name Lender as the additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to Lender.

(3)

Permitted Liens (Section 8).  The Permitted Liens on the Collateral are of the type and in favor of the secured parties/equipment lessors whose names, addresses and telephone numbers are set forth below:

(4)
(5)
(6)

(7)

Borrow:		Lender
Company Name:	VERSANT
Pacific Funding Corporation,
By:	/s/ Nick Ordon	a division of Cupertino National Bank
President
By:
By:	/s/ Lee McGrath	President
Secretary or Ass't Secretary